Exhibit 10.39
Master Equipment Lease Agreement
Dated June 1, 2007

Lessee:	ATHENAHEALTH, INC.	Lessor:	CIT TECHNOLOGIES CORPORATION
Street Address:	311 Arsenal Street	Street Address:	2285 Franklin Road
City/State/Zip:	Watertown, MA 02472	City/State/Zip:	Bloomfield Hills, MI 48302
1. Lease. Lessor leases to Lessee the equipment (‘Equipment’) described in an executed schedule (‘Schedule’) incorporating this Master Equipment Lease Agreement (‘Agreement’). Lessor also finances for Lessee the costs of those software, services, and other nonhardware items described in this Lease and included in the Lessor’s Basis (‘Soft Cost Items’). Such lease shall be comprised of the Schedule and this Agreement, as applicable thereto, and such documents are collectively referred to as this ‘Lease.’ Each Schedule is an agreement separate and distinct from this Agreement and any other Schedule. Capitalized terms used in this Agreement are defined in this Agreement or in the Schedule. The Schedule governs to the extent of inconsistencies with this Agreement.
2. Purchase and Delivery of Equipment. Lessee is responsible for delivery and installation of the Equipment at the Equipment Location. Lessor will purchase the Equipment from, and pay for Soft Cost Items to, the seller thereof (‘Seller’), and lease the Equipment to Lessee, only if: no Event of Default, or event that with notice or the lapse of time or both would constitute an Event of Default, is continuing; and on or before the Outside Acceptance Date or, if no Outside Acceptance Date is specified in this Lease, one month from the date of the Schedule, Lessor receives the Acceptance Certificate executed by Lessee and this Lease executed by the parties, and such other documents or assurances as Lessor may reasonably request.
3. Acceptance. On the day Lessee accepts the Equipment and is prepared for Lessor to pay for the Soft Cost Items (‘Acceptance Date’), or promptly thereafter, Lessee will execute a certificate of acceptance acceptable to Lessor (‘Acceptance Certificate’). By executing the Acceptance Certificate, in addition to its provisions, Lessee represents and warrants that: Lessee has selected the Equipment, Soft Cost Items, and Seller; Lessee has been informed by Lessor or otherwise knows of the Seller’s identity; and Lessee has irrevocably accepted the Equipment and authorized Lessor to pay for the Soft Cost Items.
4. Term. The initial term of the lease of an item of Equipment and financing of a Soft Cost Item (‘Initial Term’) begins on the item’s Acceptance Date and continues through the Base Term Commencement Date and then for the Base Term. Any renewal term (‘Renewal Term’) begins at the end of, as applicable, the Initial Term or any preceding Renewal Term (the Initial Term and all Renewal Terms currently in effect, previously in effect, or which are to come into effect as provided in this Lease or by other written agreement of the parties, collectively, ‘Term’).
5. Rental Payments. Regardless of whether Lessee receives invoices or notices that any Rental Payments are due, Lessee will pay the Rental Payments, plus all applicable Taxes, for the Term, at such address as Lessor may specify in writing (including in any invoice), on the Due Dates. Lessor will invoice Lessee for Rental Payments, but the sole remedy for any failure to invoice shall be that no late interest shall accrue under Section 25 on any Rental Payment until payment has been demanded in writing (including in any invoice) for at least 30 days. This Lease is a net lease and is noncancelable during its Term (except as expressly provided in this Lease). During the Term, Lessee’s obligation to pay Rental Payments and other amounts under this Lease shall be, except to the limited extent provided for in Section 23, absolute and unconditional and not subject to abatement, reduction, offset, recoupment, crossclaim, counterclaim, or any other defense whatsoever, arising under this Lease or otherwise, or against Lessor, Assignee, Seller, the Equipment’s manufacturer (‘Manufacturer’), or any other person. However, the foregoing does not limit Lessee’s enforcement of rights against Lessor in a separate action at law.
6. Lessee’s End of Term Options. At the end of the Term, Lessee has the right, but not the obligation, to exercise one of these options, but only if Lessee gives irrevocable notice to Lessor unequivocally electing one of these options (‘Exercise Notice’) and the Exercise Notice is received by Lessor at least 90 days before the end of the Term:
(a)	Purchase Option. If no Event of Default is continuing at the time Lessor receives the Exercise Notice or at the end of the Term, Lessee may purchase all of the Equipment in which case: Lessee will, on the last day of the Term, pay Lessor the Fair Market Value of the Equipment determined as of the date of the Exercise Notice, and all applicable Taxes; Lessee will make all other payments required during the remainder of the Term; and, at the end of the Term, this Lease will terminate and Lessee will be entitled to Lessor’s interest in the Equipment.

(b)	Renewal Option. If no Event of Default is continuing at the time Lessor receives the Exercise Notice or at the end of the Term and Lessor determines that no material adverse change in Lessee’s business or financial condition has occurred since the Acceptance Date, Lessee may renew the Term for a Renewal Term of 6 months or more as specified in the Exercise Notice in which case: the Rental Payment will be the Fair Market Value of all of the Equipment for the Renewal Term; the parties will enter into a Lease supplement confirming the applicable Rental Payment and Renewal Term; and all other provisions of this Lease will continue to apply (but the failure of the parties to enter into such a supplement will not condition or affect Lessee’s obligations during the Renewal Term).

(c)	Return Option. Lessee may return all of the Equipment, in which case Lessee will return the Equipment to Lessor in accordance with Section 16 within 10 days of the last day of the Term.
If one of the foregoing options is not exercised, the Term will automatically extend for successive 3-month Renewal Terms in which case Lessee will continue to pay Lessor rent at the rate of the periodic Rental Payment previously in effect (or, if the Rental Payments for the Base Term or Renewal Term previously in effect were not constant for all whole Rental Periods, at the rate of the sum of such Rental Payments divided by the number of Rental Periods) (the ‘Previously Effective Rental Rate’); and all other provisions of this Lease will continue to apply. Lessor may terminate any such automatic Renewal Term upon at least 10 days’ notice in which case the Term will terminate on the date specified in such notice, and Lessee will return the Equipment to Lessor in accordance with Section 16 within 10 days of that date. Lessee’s purchase, renewal, and return options and the automatic renewal provisions provided for in this section apply at the end of the Initial Term and all optional or automatic Renewal Terms. If Lessee fails to comply with the terms of any of the foregoing options elected by it, Lessor may in its absolute discretion elect to terminate the Exercise Notice in which case the automatic renewal provision set forth above will apply as if no Exercise Notice were given, or Lessor may proceed as otherwise permitted by this Lease, including exercising the remedies provided for in this Lease or at law. The foregoing applies following the noncompliance with any of the foregoing options notwithstanding the execution or entry into of any Lease supplement, bill of sale, purchase agreement, confirmation, or other documentation memorializing and/or confirming the exercise of the option or the terms of the exercise.
7. Taxes. Lessee will pay Lessor (or pay directly to the applicable taxing authority if instructed in writing by Lessor) all taxes, fees, and assessments that may be imposed by any governmental entity or taxing authority on the Rental Payments or the Equipment or Soft Cost Items, or their purchase (by Lessee or Lessor), ownership, delivery, return, possession, operation, sale (by Lessor to Lessee), or rental, whether imposed on Lessor or Lessee or any of their affiliates or the Equipment, any Soft Cost Item, this Agreement, the Schedule, or any related instrument (‘Taxes’). Taxes include all license and registration fees, environmental fees, and all sales, use, personal property, and other taxes and governmental charges, together with any penalties, fines and interest thereon (except to the extent resulting from Lessor’s negligence or willful misconduct), that may be imposed during the Term or Possession Period (as defined in Section 10) or after the Term or Possession Period and relating to events or conditions occurring or existing during the Term or Possession Period. Lessee will not be liable for: Taxes imposed on or measured by Lessor’s net income or tax preference items; state business activity taxes in lieu of a net income tax (e.g., Michigan Single Business Tax or Washington Business & Occupation Tax); or Lessor’s corporate franchise or net worth taxes. If Lessee is required by law or administrative practice to make any report or return with respect to Taxes, Lessee will promptly give Lessor notice and cooperate with Lessor to ensure that such action is properly made and Lessor’s interests accurately reflected. Lessor has no obligation to contest or preserve any right to contest Taxes. However, Lessee may contest Taxes in its own name and at its own expense so long as, in Lessor’s opinion, the contest will not result in an encumbrance on any Equipment or otherwise jeopardize Lessor’s rights or interests in any Equipment.
8. Covenants. Lessee will during the Term: (a) maintain the Equipment in good working order and condition, in accordance with the Manufacturer’s recommended engineering and maintenance standards, and, except for personal computers, at the Manufacturer’s current or minimum engineering change levels; (b) use the Equipment only in connection with its business operations and for the purposes for which it was designed and in compliance with all applicable Manufacturer operating standards; (c) Lessee may remove the Equipment from the Equipment Location only to another of its business locations within the continental United States and only if it notifies Lessor of the removal within 30 days thereafter (however mobile computers such as laptops may be temporarily removed from the Equipment Location without complying with the foregoing if they remain domiciled at the Equipment Location); (d) affix to the Equipment any labels Lessor may supply stating the Equipment is owned by Lessor; (e) except for personal computers, keep in effect a prime-shift maintenance contract for the Equipment, if generally available, with the Manufacturer or another party acceptable to Lessor; (f) make all alterations or additions to the Equipment that may be required (or supplied at no cost or under a maintenance agreement) by the Manufacturer or other maintenance provider or which are otherwise legally required; (g) make no other alterations or additions to the Equipment except additions that: do not impair the value or performance of the Equipment, are readily removable without damage to the Equipment, and do not result in an encumbrance on the Equipment; (h) comply with all laws and regulations applicable to or affecting this Lease, the Equipment, or Lessee, including maintaining all required insurance and obtaining all governmental permissions necessary for it to so comply or that may be required of Lessor in so complying, and including occupational safety and employment laws and laws relating to hazardous materials and the environment; (i) furnish Lessor with its certified or audited financial statements (at any time that its current financial statements are not readily available on the internet through a free governmental website), and Lessee represents and warrants that all such financial statements or other financial information will be prepared in accordance with generally accepted accounting principles and accurately present Lessee’s financial position as of the dates given; (j) furnish Lessor with resolutions, certifications of the names, titles, signatures, and authority of those persons executing Lease documents on behalf of Lessee, and such other information and documents as Lessor may reasonably request; (k) not permit the Equipment to become an accession, a fixture, or real property; (1) upon reasonable prior notice permit Lessor to inspect the Equipment and Lessee’s applicable maintenance agreements and records at any reasonable time (subject to Lessee’s usual, reasonable security procedures); (m) promptly notify Lessor of: any change in Lessee’s name; and any change in the location of Lessee’s chief executive office; and (n) ensure that neither Lessee nor its successors or assigns is a tax-exempt entity (as described in the Internal Revenue Code) at any time during the Term or the five years preceding the Term.
9. Title to Equipment. The Equipment will remain the personal property of Lessor even if physically attached to real property. Lessee will keep the Equipment free of encumbrances (other than this Lease or encumbrances created by Lessor or Assignee). Before the Acceptance Date if requested by Lessor, and from time to time within 30 days of any request by Lessor, Lessee will provide a written waiver of any claim to the Equipment by any person having an interest in the real property where the Equipment is located. Lessee has no right or interest in the Equipment except that set forth in this Lease.
10. Risk of Loss. From delivery of the Equipment to a carrier for shipment to Lessee until the Equipment is returned to and received by Lessor (‘Possession Period’), Lessee bears the entire risk of whole or partial loss, theft, destruction or damage to the Equipment from any cause whatsoever, or requisition of the Equipment by any governmental entity, or the taking of the Equipment by eminent domain or otherwise (collectively, ‘Loss’). Lessee will give Lessor notice within 10 days of any Loss (‘Loss Notice’). Except as provided in this section, no Loss will condition, reduce, or relieve Lessee’s Lease obligations, including its obligation to pay Rental Payments in full. If any Equipment is damaged but can be economically repaired, Lessee will immediately place the Equipment in good working order and condition. Upon the occurrence of any other kind of Loss, or if Lessee does not place the Equipment in good working order and condition within 30 days of any economically repairable damage, Lessee will upon Lessor’s demand pay Lessor the Casualty Value (as defined in Section 19), calculated by Lessor as of the date of Loss; upon Lessor’s receipt of the Casualty Value, plus all other amounts that are or become due under this Lease, this Lease will terminate and Lessee will be entitled to Lessor’s interest in the Equipment.
11. Insurance. Lessee will at its expense during the Possession Period maintain: (a) insurance against the loss, theft, or damage to the Equipment for its full replacement value, naming Lessor as loss payee; and (b) public liability and third party property damage insurance in the amount of $1,000,000 or such other amount as may be requested by Lessor, naming Lessor as an additional insured. Such insurance shall be reasonably satisfactory to Lessor; shall contain the insurer’s agreement to give Lessor 30 days’ written notice before any cancellation or material change; shall be payable to Lessor regardless of any act, omission or breach by Lessee; and shall provide for commercially reasonable deductibles satisfactory to Lessor. Lessee will provide Lessor with certificates of such insurance effective for the entire Term. Any insurance proceeds of such insurance received by Lessor or Assignee in respect of events with respect to which Lessee has concurrent Lease obligations (including obligations under Sections 10 or 15) will be applied by Lessor to those obligations.
12. Assignment of Warranties. Lessee is entitled under the Uniform Commercial Code—Leases (Article 2A) to the promises and warranties provided to Lessor by Seller or any third party in connection with the Equipment. Lessor assigns to Lessee, during the Term, so long as no Event of Default is continuing, any assignable representations, warranties, and promises made by Seller or Manufacturer or any other third party in connection with the Equipment, but any claims arising therefrom may only be pursued by Lessee in its own name. Lessor will reasonably cooperate with Lessee, at Lessee’s request and expense, in pursuing any such claims and obtaining for Lessee the benefit of all such rights. Lessee may communicate with Seller or any third party and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations thereon or on any remedies.
13. Disclaimers and Limitations. As to Lessor, Lessee leases the Equipment and finances the Soft Cost Items As-Is, Where-Is, and on a nonrecourse basis. Whenever Lessee is entitled to Lessor’s interest in any Equipment, Lessor will assign such Equipment As-Is, Where-Is, except that Lessor will warrant the absence of any encumbrances by, through, or under Lessor. Lessor disclaims any other representation or warranty, including with respect to the design, compliance with specifications, durability, quality, operation, or condition of the Equipment or Soft Cost Items, title, the merchantability of the Equipment or Soft Cost Items, the fitness of the Equipment or Soft Cost Items for particular purposes, status of this Lease for tax or accounting classification purposes, or issues regarding patent, trademark, or copyright infringement or the like. Lessor will not be considered to have made any statement, representation, warranty, or promise made by Seller, and neither Seller nor Lessor shall be considered to be an agent of the other. Lessor will have no liability to Lessee, or its customers, or any other persons, for damages or specific performance arising out of this Lease or concerning any Equipment or Soft Cost Items, including direct, indirect, special, or consequential damages, or damages based on strict or absolute tort liability. However, Lessor shall remain liable to Lessee, in a separate action at law, for direct damages resulting from Lessor’s negligence, willful misconduct, or breach of Lease. This Lease is intended to be a finance lease as defined in the Uniform Commercial Code—Leases (Article 2A) and to be governed solely by its terms. This Lease, the parties’ performance of this Lease, and their other actions relating to this Lease are to be considered so as to give the fullest possible effect to such intent. To the extent permitted by law, Lessee and Lessor agree that this Lease shall be treated as a finance lease. This section does not affect Lessee’s rights against persons other than Lessor, including Seller and Manufacturer.
14. Lessee Warranties. Lessee represents and warrants, each time it executes a Schedule or Acceptance Certificate, that: (a) Lessee is duly organized and in good standing under applicable law in the jurisdictions of its organization and domicile and in which Equipment may be located with full power and authority to enter into this Lease; (b) this Lease is enforceable against Lessee in accordance with its terms, subject to laws of general application affecting creditors’ rights generally, and does not breach or create a default under any instrument or agreement binding on Lessee; (c) no proceedings exist before any court or administrative agency that would have a material adverse effect on Lessee, this Lease, or the Equipment, nor has Lessee been threatened, in writing, with any such proceedings; (d) the financial statements and other financial information made available by Lessee have been prepared in accordance with generally accepted accounting principles and accurately present Lessee’s financial position as of the dates given; and (e) Lessee’s chief executive office is located at its address specified in this Lease.
15. Indemnity. Lessee will indemnify Lessor against and hold Lessor harmless from all liabilities, damages, Taxes, losses (including losses of tax benefits), penalties, expenses (including legal fees and disbursements and costs), claims, actions, and suits, whether based on a theory of strict liability or statutory or regulatory liability of Lessor or otherwise (collectively, ‘Claims’), directly or indirectly relating to the operation, selection, manufacture, purchase (by Lessee or Lessor), ownership (for strict liability in tort or for statutory or regulatory liability), leasing, possession, maintenance, delivery, return, or sale (by Lessor to Lessee) of the Equipment, or the selection, licensing, provision, return or relinquishment, obtaining, use, creation, or ownership of Soft Cost Items, including Claims relating to: (a) the condition of any Equipment arising or existing during the Possession Period, including undiscoverable defects; (b) infringement by Lessee or the Equipment or Soft Cost Items of any patent, trademark, copyright, or other intellectual property rights of any person; and (c) Lessee’s contest of Taxes or Lessor’s contest of Taxes at Lessee’s behest. However, Lessee will not be liable to a person (including Lessor or Assignee) pursuant to the foregoing for any Claims to the extent resulting from that person’s negligence or willful misconduct or breach of Lease (but this limitation does not limit Lessee’s liability to any other person for any Claims).
16. Surrender of Equipment. Whenever Lessee is required or permitted to return Equipment, Lessee will (or, at Lessor’s request, Lessee will have the Manufacturer or another party acceptable to Lessor), at Lessee’s expense, deinstall, inspect, and properly pack the Equipment, and return the Equipment to Lessor by such common carrier as Lessor may specify, to a destination within the continental United States of America specified by Lessor, accompanied by the relocation inventory or similar form completed by the deinstaller. However, if the return destination is more than 1,000 miles from the original or final Equipment Location (whichever is closer to the return destination), Lessee’s freight expense in returning the Equipment shall be limited to the amount that would be incurred if the return destination were within such a distance. Lessor is not required to accept any return of Equipment more than one month before the end of the Term. Any return of Equipment accepted by Lessor releases Lessee of its leasehold rights and possessory interest in the Equipment, but will not otherwise constitute a termination of the Term or this Lease or Lessee’s related obligations. When received by Lessor, the Equipment shall be in good working order, cosmetically good, and in the same condition as when shipped to Lessee, reasonable wear and tear excepted, and, except for personal computers, at the Manufacturer’s minimum acceptable and current engineering level, and certified by the Manufacturer as eligible for the Manufacturer’s generally available maintenance contract at then prevailing rates without the need for Lessor to incur any repair, rehabilitation, or certification expense (‘Maintenance Certified’). Lessee will be liable to Lessor for all expenses Lessor incurs or would incur in placing the Equipment in the condition required by this Lease (whether or not Lessor actually does place the Equipment in such condition), up to the Fair Market Value of the Equipment. Any additions to the Equipment not removed before return shall become Lessor’s exclusive property (lien free) or, at Lessor’s option and Lessee’s expense, removed and returned to Lessee or sold, destroyed, or otherwise disposed of, all without liability to Lessee, and the Equipment restored to its original condition.
          For personal computers, Lessee shall have the option, when returning Equipment at or after the end of the Base Term, in lieu of any complete system of original Equipment it would otherwise be required to return (‘Original Equipment’), of returning a comparable complete system of substitute equipment, which: is owned by Lessee free of encumbrances; was acquired by Lessee in the ordinary course of business and not for purposes of being substitute equipment under this Lease; is of the same model, manufacturer, configuration, and value (as determined by Lessor) as the Original Equipment; and is in the condition required by this Lease for the return of Original Equipment (‘Substitute Equipment’). In order to exercise this option, Lessee must in the Exercise Notice given under Section 6 state that it is returning Substitute Equipment and identify (by equipment type and serial number) both the Substitute Equipment being returned and the Original Equipment being substituted for. Upon the return by Lessee of any equipment as Substitute Equipment under this Lease, Lessee represents and warrants that: Lessor shall have good and marketable title to the Substitute Equipment, free of encumbrances; and such equipment shall satisfy the requirements of being Substitute Equipment under this Lease. Upon the return of Substitute Equipment in compliance with the terms of this paragraph. Lessee shall be entitled to Lessor’s interest in the Original Equipment.
17. Default. It is an ‘Event of Default’ under this Agreement and all Schedules if: (a) Lessee fails to pay any Rental Payment or other amount within 10 days after its due date; (b) Lessee’s failure to observe any provision of this Lease continues for 30 days after notice; (c) a representation or warranty or statement made by Lessee in this Lease or in any other instrument provided by Lessee is incorrect in any material respect when made; (d) unless expressly permitted by this Lease, Lessee relocates the Equipment or purports to assign or sublet any interest in the Equipment or this Lease; (e) the Equipment is levied against, seized, or attached; (f) Lessee makes an assignment for the benefit of creditors, or becomes insolvent, or is the subject of a petition or proceeding under any bankruptcy, reorganization, arrangement of debts, insolvency, or receivership law, or Lessee seeks to effectuate a bulk sale of its inventory, equipment, or assets, or any action is taken with a view to Lessee’s termination or the termination of its business, and, if any of the foregoing events is not voluntary, it continues for 60 days; or (g) any guarantor of this Lease dies or is the subject of an event of the types listed in clause (f) or breaches or defaults under the guaranty.
18. Remedies. If an Event of Default is continuing, or if at any time previously Lessor has with or without notice to Lessee declared the occurrence of an Event of Default under this Agreement or any Schedule, Lessor may in its absolute discretion exercise any one or more of these remedies: (a) terminate this Lease; (b) take possession of, or render unusable, any Equipment wherever located, without notice or process of law (but without breaching the peace and subject to any applicable law), and without liability for damages occasioned by such action (except for direct damages to the extent caused by Lessor’s negligence or willful misconduct), and no such action will constitute a termination of this Lease, all as though Lessee had failed to surrender the Equipment when required to do so; (c) require Lessee to return the Equipment to a location designated by Lessor in accordance with Section 16 and there surrender control of the Equipment to Lessor pursuant to Section 16 as though the Term had expired (and such actions will not constitute a termination of this Lease); (d) declare all or, in one or more declarations, any portion of the Casualty Value (as defined in Section 19), calculated by Lessor as of the date of the declaration, due and payable, and: (i) upon Lessor’s full receipt of the entire Casualty Value, plus all other amounts that are or become due under this Lease, this Lease will terminate and Lessee will be entitled to Lessor’s interest in the Equipment, and (ii) upon a declaration of the entire Casualty Value or Remaining Rental Payments (as defined in Section 19) being due and payable, any later Rental Payments coming due under this Lease before the then effective expiration date of the Term shall cease; (e)

proceed by court action to enforce performance by Lessee of this Lease and/or to recover all damages and expenses suffered by Lessor as a consequence of any Event of Default; or (f) exercise any other right or remedy available at law or in equity. Lessee will also reimburse Lessor for all expenses (including legal fees and disbursements and costs and fees of collection agencies) incurred by Lessor in enforcing this Lease. Lessor’s sole obligation to mitigate its damages is that if it repossesses any Equipment pursuant to this section Lessor will lease, sell, or otherwise dispose of the Equipment in a commercially reasonable manner, with or without notice, and at public or private sale, and apply the net proceeds (after deducting all expenses of disposition), if any, to the amounts owed to Lessor; but Lessee will remain liable to Lessor for any deficiency that remains after any such disposition. With respect to any notice of sale required by law, 10 days’ notice is reasonable notice. The remedies provided in this Lease are in addition to all other rights or remedies now or hereafter existing under this Lease, or at law or in equity, and may be enforced concurrently therewith, and from time to time.
19. Casualty Value. Lessor may become entitled to the Casualty Value, which shall be Lessor’s anticipated benefit of its bargain and profit from this Lease transaction (to which it will specifically be entitled). The Casualty Value, as stipulated to herein, includes amounts attributed by the parties to (and a loss to Lessor upon a Loss or Event of Default is dependent in part upon) unpaid Rental Payments to become due, the Lessor’s Basis (defined as the original cost of the Equipment) and Soft Cost Items to Lessor, the unrealized anticipated value of the Equipment to Lessor, the future observance by Lessee of its nonrental Lease obligations for the benefit of Lessor for the Term and then only to the extent that Lessor continues to own the Equipment, and Lessor’s minimum anticipated proceeds from the future retail sale or lease of the Equipment to Lessee or another customer. The parties agree that the Casualty Value will, as liquidated damages and not as a penalty, be the following (together with related Taxes): Calculated by a separate document executed at the time of the Schedule which provides a month by month Table displaying the percentage of the Lessor’s Basis as the amount of the Casualty Value for the respective month.
20. Assignment By Lessor. Lessor may unqualifiedly assign this Lease or any Equipment, in whole or in part, including granting or assigning any encumbrance or other interest in this Lease or any Equipment, without notice to or consent of Lessee, to any person (‘Assignee’). No assignment will relieve Lessor of its Lease obligations. Lessee and Lessor acknowledge that any such assignment will not materially change Lessee’s or Lessor’s obligations under this Lease. If Lessor notifies Lessee of an assignment, Lessee will: (a) unless otherwise directed, absolutely and unconditionally pay all amounts due under this Lease to Assignee without abatement, reduction, offset, recoupment, crossclaim, counterclaim, or any other defense whatsoever; (b) not permit this Lease to be amended or any of its terms waived without the written consent of Assignee; (c) not require Assignee to perform any obligations of Lessor other than the warranty of quiet enjoyment provided for in Section 23 and any other obligations expressly assumed by the Assignee in writing; and (d) execute such acknowledgments of assignment as may be reasonably requested by Lessor. Assignee will be entitled to all of Lessor’s rights, powers, and privileges under this Lease to the extent of the assignment, including the right to make further assignments. Assignee will not be liable for Lessor’s negligence or willful misconduct or breach of Lease, nor will any action or inaction by Lessor affect the obligations of Lessee to Assignee under this Lease. Lessor may provide copies of this Lease or related documents or information concerning Lessee and its obligations thereunder to any Assignee or other person.
21. Assignment By Lessee. Lessee cannot assign any interest in this Lease or assign or sublet any interest in Equipment without the prior written consent of the Lessor (not to be unreasonably withheld). No assignment or sublease by Lessee will discharge or diminish Lessee’s obligations, and Lessee will continue to be primarily, absolutely, unconditionally, and independently liable for the full and prompt observance of all of its obligations under this Lease following any such assignment or sublease.
22. Counterparts; Financing Statements. This Agreement and any Schedule may be executed in one or more counterparts. If there is only one such counterpart, it will be the ‘Original,’ otherwise, one such counterpart will be marked as and be the ‘Original’ and any other counterparts will be marked as and be ‘Duplicates.’ No security interest in this Lease, if it constitutes chattel paper, as defined in the Uniform Commercial Code—Secured Transactions (Article 9) or analogous legislation in effect in any relevant jurisdiction (‘Secured Transactions Law’), may be created except through the transfer or possession of the Original of the Schedule together with a photocopy of this Agreement. Unless Lessee has the right to acquire Lessor’s interest in the Equipment at the end of the Term for nominal or no consideration, the parties intend this Lease to be a true lease and not one intended merely for security. However, to the extent this Lease does creates a security interest, such security interest is a purchase money security interest (as the terms ‘security interest’ and ‘purchase money security interest’ are used in the Secured Transactions Law) in the Equipment and any proceeds thereof. Lessee authorizes Lessor and its agents to file financing statements to give public notice of Lessor’s interest in the Equipment and any proceeds thereof or any other items Lessor anticipates may be leased by Lessor to Lessee, whether or not a Schedule therefor has been executed, but Lessor will terminate or amend any financing statement covering items not leased. at Lessee’s request and Lessor’s expense.
23. Quiet Enjoyment. So long as no Event of Default is continuing, Lessor will not interfere with Lessee’s quiet enjoyment of the Equipment. If a failure by Lessor to materially observe the foregoing warranty of quiet enjoyment continues for 10 days after notice, Lessee may in its absolute discretion exercise any one or more of the following remedies (which shall be its exclusive remedies for such failure): (a) by notice terminate this Lease (including its obligation to pay Rental Payments) as it relates to such Equipment; or (b) proceed in a separate court action at law to recover all direct damages suffered by Lessee resulting from such failure.
24. Fair Market Value. ‘Fair Market Value’ is the price or rent, as applicable, that would be obtained at arm’s length between informed and willing parties, neither under compulsion to contract, for the sale or lease of Equipment assuming the Equipment is: in installed, continued, and uninterrupted use by the buyer or lessee; in the condition required by this Lease and, except for personal computers, Maintenance Certified (as defined in Section 16); and being sold with the software necessary for its use. Fair Market Value will be determined by Lessor, but if Lessee objects in writing to Lessor’s determination within 10 days after Lessor communicates its determination to Lessee’s representative in writing or by email, then Fair Market Value will at Lessee’s expense be determined by an independent appraiser selected by Lessor and reasonably satisfactory to Lessee.
25. Late Performance; Interest Limitations. Amounts due under this Lease (including Rental Payments and Casualty Value and other payments demanded or declared to be due or otherwise due or reimbursable) that are not paid within 10 days of their due date or demand will bear interest, payable upon demand, at the rate of 1% per month (12% per annum), or such lesser rate as may be the maximum legal rate, from their due dates. Whenever any Equipment is required to be returned to Lessor but is not returned to Lessor by the date required, in addition to all of Lessor’s other rights and remedies hereunder, Lessee shall pay to Lessor rent for the period after the end of the Term through the date of Lessor’s receipt of the Equipment at the Previously Effective Rental Rate (as defined in Section 6). If any payments required to be made under this Lease would otherwise be considered the collection of interest in excess of the maximum amount permitted by applicable law: Lessee will not be obligated to pay the excess; any excess which may have been collected will be credited to Lessee’s other obligations to Lessor or refunded; and this Lease will be considered to have been amended so as to eliminate Lessee’s obligation to pay such excess.
26. Prorations. Rental Payments for Rental Periods not consisting of a whole calendar month or a whole calendar quarter or another whole calendar period, as applicable, will be prorated on the basis of a 360-day year comprised of four 90-day quarters and twelve 30-day months.
27. Present Value. ‘Present Value’ is the present value of the amount in question discounted to the date present value is to be determined at two-thirds of the annualized daily prime rate of interest, as described in Federal Reserve Statistical Release 11.15 — Selected Interest Rates (available, for example, at http://www.federalreserve.gov/Releases/H15/data.htm), or any successor publication of the US Federal Reserve System, for either the last day of the complete week most recently reported on the date of determination, or the Base Term Commencement Date, whichever is less, but if there is no such publication, the lowest prime rate published in The

Wall Street Journal for either of such dates, compounded with the same periodicity as the Rental Period.
28. Further Assurances. Lessee will promptly execute such documents and take such further action as Lessor may from time to time reasonably request in order to carry out the intent of this Lease or protect or perfect the rights, interests, and remedies of Lessor reasonably intended to be created thereunder.
29. Notices. Notices under this Lease shall be in writing and conclusively deemed to have been received by the receiving party: on the 5th business day after being sent by first class mail, postage prepaid; or on the business day when sent by confirming fax; or if sent by overnight or express domestic or international courier, on the next business day or other business day warranted by the courier for delivery; or when given in person; and in all such cases notice shall be directed to a party at its address set forth this Lease, or at such other address as a party may notify the other from time to time as its address for notice. Notices not sent in accordance with the foregoing will only be effective if and when the writing is actually received by the receiving party at its address for notice.
30. Interpretation. Terms of inclusion mean inclusion without limitation. Time is of the essence. The provisions of this Lease will survive its termination, and any return or sale of Equipment, and remain in full force and effect with respect to events or conditions occurring or existing during (or fairly attributable to) the Term or Possession Period. Any waiver or failure of a party to require strict observance of this Lease, will not constitute a waiver of any other breach of the same or any other provision of the same Lease or any other lease. This Lease will not be binding upon a party until executed by the party. This Lease cannot be amended except in an instrument executed by both parties. This Lease binds and benefits the parties’ successors and permitted assigns.
31. Soft Cost Items. The Equipment may contain software in which the parties have no ownership or other proprietary rights. Where required by a software owner or manufacturer or the Seller of other Soft Cost Items, Lessee will enter into a license or other agreement for the use of the software and the provision of the Soft Cost Items. Any such agreement will be separate and distinct from this Lease, and Lessor will have no rights or obligations thereunder unless otherwise agreed by it in writing. Any rent attributable to Lessor’s financing of Soft Cost Items will be paid under this Lease as rent subject to the provisions of Section 5 regardless of Lessee’s dissatisfaction with, or the failure or quality of, the Soft Cost Items. Lessee acknowledges that all Soft Cost Items are provided directly to Lessee by Seller, and not by Lessor, regardless of: anything to the contrary in this Lease; the listing of a Soft Cost Item in this Lease or any purchase agreement, purchase assignment agreement, or other agreement entered into by Lessor (and any such agreement, to the extent entered into by Lessor and relating to Soft Cost Items, shall be solely for the benefit of the Lessee); any characterization by the parties of a Soft Cost Item as ‘Equipment’ in this Lease or any related document.
32. Facsimiles. In any proceeding relating to this Lease, a party may produce a reliably made facsimile of an instrument rather than the original and such facsimile will be considered the original. Each party acknowledges that it has received and reviewed all of the pages of this Agreement and that none of its provisions are missing or illegible.
33. Applicable Law. This Lease is governed by New Jersey law without regard to conflicts of law principles. A provision of this Lease that is or becomes invalid will be ineffective only to the extent of the invalidity, without affecting the remainder of such provision or this Lease. The parties consent to the jurisdiction of the local, state, and federal courts located within New Jersey. The parties waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such courts. The parties irrevocably waive all right to trial by jury in any proceeding between them relating to this Lease or the Equipment.
If this Agreement was transmitted to Lessee for signature in electronic format, Lessee represents and warrants to Lessor that the text originally transmitted has not been altered in any way. Lessor’s acceptance of this Agreement and all Schedules is based on its reliance on, and specifically conditioned by, the truth of this representation and warranty. Lessee acknowledges receipt of a true copy of this Agreement. This Lease constitutes the entire agreement of the parties relating to the leasing of the Equipment.

Athenahealth, Inc.		CIT Technologies Corporation (Lessor)
(Lessee)

By:	/s/ Jonathan Bush	By:	/s/ Jennifer E. Gordon

Name/Title:	Jonathan Bush, CEO	Name/Title:	Jennifer E. Gordon, Contracts Supervisor

Date:	6/28/07	Date:	7/5/07

MELA V (Rev. 1/11/05)
Leaseline Rider
to the Master Equipment Lease Agreement
dated June 1, 2007

Lessee:	ATHENAHEALTH, INC.	Lessor:	CIT Technologies Corporation
Street Address:	311 Arsenal Street	Street Address:	2285 Franklin Road
City/State/Zip:	Watertown, MA 02472	City/State/Zip:	Bloomfield Hills, MI 48302
1. Leaselines. This Leaseline Rider is incorporated into the Master Equipment Lease Agreement referenced above (“Agreement”) and applies to Schedules expressly subject to this Leaseline Rider or otherwise denominated as “leaseline” Schedules or including “LL” as part of the Schedule number (“Leaseline Schedules”). The Leaseline Schedule and the Agreement and this Leaseline Rider, as applicable thereto, are the “Leaseline.” Terms used in this Leaseline Rider without definition are defined in the Agreement or Leaseline Schedule. The Leaseline provides for the streamlined acquisition and leasing of a variety of items of Equipment the particulars of which are unknown or unspecified at the time the Leaseline is entered into. Inconsistencies in a Leaseline shall be resolved with first priority given to the Leaseline Schedule, second priority given to this Leaseline Rider, and lowest priority to the Agreement.
2. Equipment. The Equipment to be leased under a Leaseline is the equipment accepted by Lessee under the Leaseline that qualifies for the Hardware Lease Rate Factor as stated in the Leaseline (“Qualifying Equipment”) and any other equipment which Lessor may in its sole discretion determine to lease as qualifying for the Software Lease Rate Factor (“Nonqualifying Equipment”). Lessor may also in its sole discretion determine to finance the costs of Software, maintenance, services, taxes, and other items (“Soft Costs”) as qualifying for the Software Lease Rate Factor in which case the terms of the Lease and related documents shall apply thereto as if the Soft Cost items were Equipment except that the parties’ obligations relating to ownership of Equipment shall not apply to Soft Cost items. Nonqualifying Equipment and Soft Cost items shall only be deemed to be leased upon Lessor’s written agreement to lease and the inclusion of the cost of such items in the Lessor’s Basis.
3. Acceptance Invoices. In addition to the Acceptance Certificates permitted by the Agreement, Lessee may from time to time submit to Lessor, and Lessor will accept, Acceptance Certificates in the form of Seller invoices which have been signed and dated with the Acceptance Date by the Lessee and which adequately describe the Equipment (including serial numbers where applicable) and the delivery location specified therein shall be the Equipment Location (“Acceptance Invoices”). If Lessee does not specify the Acceptance Date next to its signature, the Acceptance Date shall be the date of the Acceptance Invoice. By executing and delivering an Acceptance Invoice to Lessor, Lessee represents and warrants that it has selected the Equipment and the Seller specified thereon and has irrevocably accepted the Equipment described thereon under lease. If there is more than one Leaseline to which an Acceptance Invoice may serve as an Acceptance Certificate, the Acceptance Invoice shall be deemed delivered with respect to, and the Equipment thereon shall be leased under, the Leaseline determined by Lessor.
4. Equipment Acquisition. Lessee will order all Equipment. Lessor will purchase from Seller, for lease to Lessee, the items shown in the Acceptance Certificates if: (a) the items specified are Qualifying Equipment, or Nonqualifying Equipment or Soft Cost items Lessor determines in its sole discretion to lease; and (b) the invoice is issued in the name of Lessor, or in the name of Lessee and Lessee and Seller have executed an assignment relating thereto acceptable to Lessor. Lessor will have no obligation to pay Seller the purchase price for the Equipment before 30 days from the Acceptance Date, or 15 days from the date the conditions specified above are satisfied, or the date the conditions set forth in Section 2 of the Agreement are satisfied, whichever is latest. The Outside Acceptance Date of a Leaseline is the last day of the Acquisition Period.
5. Adjustments. The Lease Rate Factors set forth in a Leaseline assume: (a) all Acceptance Dates occur within the Acquisition Period; (b) Lessor receives all Acceptance Certificates within 15 days of the end of the Acquisition Period; and (c) Soft Costs do not exceed 35% of the total Lessor’s Basis (or such other limiting percentage as may be specified in the Leaseline, as the case may be, “Maximum Soft Cost Percentage”). If any of the foregoing assumptions do not hold, Lessor may, in its sole discretion, either determine not to lease the items in question or to adjust the Lease Rate Factors in order to maintain an assumed economic yield which Lessor would have required for similar transactions.
6. Leaseline Maximum. Lessor shall not be obligated to lease any items if after taking account of all items previously leased or committed to be leased by Lessor the aggregate cost to Lessor would exceed the Leaseline Maximum. Items in excess of the Leaseline Maximum shall only be deemed leased under a Leaseline upon Lessor’s written agreement therefor and the inclusion of their cost in the Lessor’s Basis. Following the expiration of the Acquisition Period, if the total Lessor’s Basis under a Leaseline is less than $25,000, then Lessor may in its sole discretion extend the Acquisition Period (and correspondingly the Base Term Commencement Date and Outside Acceptance Date) for a period of up to three months and, except as provided in this section and Section 5, the terms and conditions of the Leaseline shall remain the same.
7. Leaseline Summary. Following the Acquisition Period, Lessee and Lessor will enter into a Leaseline Summary summarizing the Equipment, the Lessor’s Basis, the Acceptance Dates, and the Rental Payment (“Summary Terms”). Upon its execution, the Leaseline Summary shall be considered an amendment to the Leaseline, but the failure of the Leaseline Summary to be executed shall not be a condition to or otherwise affect the obligations of Lessee under the Leaseline. If within 10 days after Lessor sends a Leaseline Summary to Lessee for execution Lessee fails to (a) execute the Leaseline Summary, or (b) notify Lessor of any objection to the Leaseline Summary, then Lessor may execute the Leaseline Summary as Lessee’s agent, and Lessee shall thereupon be fully bound to the Summary Terms specified in the Leaseline Summary as so executed.
8. Items Not Leased. With respect to items which Lessor is not required to lease, and which Lessor determines not to lease (which it may do even if it has already paid Seller therefor), including, without limitation, with respect to Nonqualifying Equipment and Soft Costs in general as provided in Section 2, Soft Costs exceeding the Maximum Soft Cost Percentage as provided in Section 5; and items exceeding the Leaseline Maximum as provided in Section 6; (a) if Lessor has paid Seller any amounts relating to such items, Lessee shall, upon demand, reimburse Lessor for the amounts so paid, and Lessee shall be entitled to Lessor’s interest in such items, As-Is, Where-Is, except that Lessor will warrant the absence of any liens by, through, or under Lessor; and (b) if Lessee has paid any Rental Payments attributable to such items Lessor shall on demand refund the amounts so paid to Lessee.
9. Replacement Equipment. Except for Equipment substitutions expressly permitted by the Agreement, Lessee may only replace the Equipment leased under a Leaseline Schedule (“Original Equipment”) with Replacement Equipment (defined as equipment of identical model, manufacturer, and condition as the Original Equipment) as a result of a maintenance/warranty swap-out by the Equipment maintenance provider (“Swap-Out”) in accordance with this section. Any such replacement shall only be effective if the Replacement Equipment has been delivered to the Equipment Location, title to the Replacement Equipment has to the satisfaction of Lessor been conveyed (lien free) to Lessor, and Lessee has notified Lessor of the replacement (including the serial numbers of the Replacement Equipment) within 30 days of delivery to the Equipment Location. Thereupon, the Replacement Equipment shall become Equipment subject to all of the terms and conditions of this Agreement and Lessee shall be entitled to Lessor’s interest in the Original Equipment so replaced; otherwise Equipment which is the subject of a Swap-Out shall be deemed to have been lost and Section 10 of the Agreement shall apply.

ATHENAHEALTH, INC. (Lessee)		CIT Technologies Corporation (Lessor)

By:	/s/ Carl Byers	By:	/s/ Jennifer E. Gordon

Name/Title:	Carl Byers, CFO	Name/Title:	Jennifer E. Gordon, Contracts Supervisor

Date:	6/29/07	Date:	7/5/07

MELA V (Rev 1/11/05)
Leaseline Schedule No. LL-001
Dated June 1, 2007

Lessee:	ATHENAHEALTH, INC.	Lessor:	CIT TECHNOLOGIES CORPORATION
Street Address:	311 Arsenal Street	Street Address:	2285 Franklin Road
City/State/Zip:	Watertown, MA 02472	City/State/Zip:	Bloomfield Hills, MI 48302
This Schedule incorporates the Master Equipment Lease Agreement dated June 1, 2007 between Lessee and Lessor. This is a Leaseline Schedule to which the terms and conditions of the Leaseline Rider apply.

Acquisition	Leaseline
Period	Maximum	Lease Rate Factors	Lessor’s Basis	Rental Payment

Hardware: 0.02958 Software: 0.02958*

From June 25, 2007 through September 30, 2007	$600,000.00	The Hardware Lease Rate Factor applies only
to Tier 1 Manufacturers’ and Approved
Manufacturers’ Current (n) Technology System
Components. The Software Lease Rate Factor
applies to all other items. *See Special
		Term No. 5 below.	The aggregate for all items of Lessor’s actual cost of the item.	The aggregate for all items of each item’s Lessor’s Basis multiplied by its Lease Rate Factor.

Due Dates: Rental Payments are due in arrears on the first day of each Rental Period.	Base Term: 36 months.
Base Term Commencement Date: October 1, 2007
Rental Period: Each calendar month during the Term.

Billing Address (if different from Lessee address stated above):

Special Terms:
1.	In any exercise of the purchase option provided for in Section 6(a) of the Master Equipment Lease Agreement, the purchase price (exclusive of Taxes) shall be limited to 10.75% of Lessor’s Basis.

2.	As Lessor will be acquiring certain of the Equipment from Lessee, Lessor’s obligations under this Schedule shall be contingent on the execution by Lessee of documentation satisfactory to Lessor providing for the purchase of the Equipment and receipt by Lessor of such other documentation as it may request, including, without limitation, vendor invoices, canceled checks, bills of sale, and other documentation describing the Equipment and the prices paid therefore by Lessee and/or evidencing Lessee’s title thereto.

3.	It shall be an Event of Default under this Lease pursuant to Section 17 of the Master Equipment Lease Agreement if Lessee breaches or otherwise defaults under the Loan and Security Agreement dated as of August 20, 2002 (the “Silicon Valley Bank Loan Agreement”) between Silicon Valley Bank, a California chartered bank, d/b/a Silicon Valley East, as “Bank,” and Lessee, as “Borrower” (“SVB Loan Default”), and the SVB Loan Default is not cured within any applicable grace period or waived by Silicon Valley Bank. However, no such cure or waiver by Silicon Valley Bank will constitute a cure or waiver of an SVB Loan Default as an Event of Default under this Lease if during the continuance of an SVB Loan Default Lessor has declared the occurrence thereof under the Silicon Valley Bank Loan Agreement as an Event of Default under this Lease.

4.	Lessee shall maintain EBITDA of not less than the following amounts during the following fiscal periods of Lessee:

Period	Minimum EBITDA
The fiscal quarter ending June 30, 2007	$1,400,000
The two-consecutive-fiscal-quarter period ending September 30, 2007	$4,000,000
The three-consecutive-fiscal-quarter period ending December 31, 2007	$7,515,000
The four-consecutive-fiscal-quarter period ending March 31, 2008	$11,030,000
The four-consecutive-fiscal-quarter period ending June 30, 2008	$13,145,000
The four-consecutive-fiscal-quarter period ending September 30, 2008	$14,060,000
The four-consecutive-fiscal-quarter period ending each Fiscal Quarter thereafter	$14,060,000

MELA V (Rev 1/11/05)
Notwithstanding the foregoing, Lessee’s failure to comply with the foregoing minimum EBITDA requirement in any fiscal period shall not constitute an Event of Default, if Lessee has Unrestricted Cash, as of the end of such fiscal period, of not less than $7,000,000. For purposes of this covenant: “EBITDA” means, on a consolidated basis, Lessee’s earnings before interest, taxes, depreciation and other non-cash amortization expenses, determined in accordance with GAAP; “Unrestricted Cash” means cash in deposit accounts and securities accounts, which is unrestricted in accordance with GAAP; and “Fiscal Quarter” means any period between January 1 and March 31, April 1 and June 30, July 1 and September 30, and October 1 and December 31.

5.	The Maximum Soft Cost Percentage shall be 35%. Lessee acknowledges and agrees that if the Soft Costs on this Schedule exceed 25% of the Lessor’s Basis, the excess Soft Costs will be subject to a lease rate factor of 0.032047, however, in no event, shall the total Soft Costs exceed the Maximum Soft Cost Percentage.

6.	As used in this Schedule, the “Approved Manufacturers” shall also include Lenovo, Opex, Kodak, Canon, Pitney Bowes and Ricoh.

7.	In addition to the Rental Payments to be paid under this Lease for the Base Term, but in lieu of Rental Payments, if any, to be paid under this Lease for any periods before the Base Term Commencement Date, Lessee pay Lessor an amount equal to 1/30th of the total Rental Payment multiplied by 45 days, provided for herein.
The “Tier 1 Manufacturers” are IBM, Compaq, Hewlett-Packard, Dell, and Toshiba. The “Approved Manufacturers” are the Tier 1 Manufacturers and the manufacturers of such products as Lessor may, in its sole discretion, approve in writing as qualifying for the Hardware Lease Rate Factor specified in the Leaseline Schedule. “Current (n) Technology Products” are the latest technological offerings of the Tier 1 manufacturers and the Approved Manufacturers. “System Components” are processors (including all internal features such as memory, modems, disk drives, and sound and video cards), display terminals, printers and other external hardware required for the operation of a system.
Each party acknowledges its receipt and review of this Schedule and that none of its provisions are missing or illegible. The terms of this Schedule may be different from other Schedules incorporating the Agreement. The page numbering of this schedule may be exclusive of exhibits, if any. If this Schedule was transmitted to Lessee for signature in electronic format, Lessee represents and warrants that the text originally transmitted has not been altered in any way. Lessor’s acceptance of this Schedule is based on its reliance on, and specifically conditioned by, the truth of this representation and warranty. This Schedule and the Agreement constitute the entire agreement of the parties relating to the leasing of the Equipment.

Athenahealth, Inc.		CIT Technologies Corporation (Lessor)
(Lessee)

By:	/s/ Jonathan Bush	By:	/s/ Jennifer E. Gordon

Name/Title:	Jonathan Bush, CEO	Name/Title:	Jennifer E. Gordon, Contracts Supervisor

Date:	6/28/07	Date:	7/5/07